UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

  FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 25, 2016

 CATALENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36587	20-8737688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)
(732) 537-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2016, Chinh Chu resigned as Chair of the Board of Directors (the “Board”) and as a director of Catalent, Inc. (the “Company”) and E. Bruce McEvoy resigned as a director of the Company, in each case, effective at the close of business on October 25, 2016. Effective upon these resignations, John Chiminski, our President and Chief Executive Officer and a Director, was appointed as Chair of the Board to succeed Mr. Chu and Jack Stahl, a Director previously determined by the Board to be independent of management, was appointed, following a secret ballot of Board members in accordance with the Company’s Corporate Governance Guidelines, to serve as Lead Director of the Board. In connection with his service as Lead Director, Mr. Stahl will be entitled to an additional annual cash fee of $30,000.

On October 25, 2016, the Board appointed Uwe Röhrhoff as a director of the Company, effective upon the next regularly scheduled meeting of the Board, to fill one of the vacancies created by the resignations of Messrs. Chu and McEvoy. The Board eliminated the remaining vacancy by reducing the size of the Board from ten to nine members. Mr. Röhrhoff will serve as a Class III director whose term will expire at the Company’s 2017 annual meeting of stockholders. At this time, Mr. Röhrhoff is not expected to serve on any committee of the Board.

Mr. Röhrhoff has been the Chief Executive Officer of Gerresheimer AG since 2010. Mr. Röhrhoff has been with Gerresheimer AG, a German manufacturer of primary packaging products for medication and drug delivery devices made of special-purpose glass and plastics, since 1991. He initially headed the Finance and Controllership functions of Gerresheimer AG’s Molded Glass Division (“Molded Glass”) before assuming the role of Vice President, Controller of Kimble USA, Inc. (an American subsidiary of Gerresheimer AG) from 1996 to 1998, where he was responsible for the American plants. In 1998, Mr. Röhrhoff was appointed head of Molded Glass on an international level as well as Chief Executive Officer and Chief Financial Officer of Tettauer Glashüttenwerke AG, a subsidiary of Gerresheimer AG. From 2001 until 2007, Mr. Röhrhoff was appointed CEO and CFO (until 2003) of Kimble USA. In 2003, Mr. Röhrhoff was appointed to the Management Board of the Gerresheimer Group and continues to hold that position. From Gerresheimer AG’s restructuring at the start of 2007 through 2013, Mr. Röhrhoff was responsible for Molded Glass and Gerresheimer AG’s Life Science Research Division. In 2013, he became responsible for Gerresheimer AG’s Primary Packaging Glass Division. Mr. Röhrhoff started his career in the finance department of Scheidt & Bachmann GmbH. He holds a business studies degree from the University of Cologne.
Mr. Röhrhoff will receive the Company’s standard compensation provided for service on the Board to all Company directors who are not employees of the Company. This compensation currently includes an annual cash retainer of $100,000, payable in quarterly installments in arrears, and eligibility to receive an annual grant of restricted stock units having a fair market value equal to $140,000. The restricted stock units vest in full after one year of service and are subject to accelerated vesting in the event of a “change of control.” The initial cash retainer and restricted stock unit award to be received by Mr. Röhrhoff will be pro-rated based on the portion of the Company’s current fiscal year during which he serves.

In addition, pursuant to our stock ownership policy, Mr. Röhrhoff will be required to own shares of our common stock in an amount equal to five times his annual cash retainer. For purposes of this requirement, Mr. Röhrhoff’s holdings will include shares held directly or indirectly, individually or jointly, shares underlying vested equity-based awards and shares held under a deferral or similar plan. Mr. Röhrhoff will also be required to retain 100% of the shares received following exercise of options or upon settlement of vested restricted stock units (net of any shares used to satisfy any applicable tax withholding obligations) until such guidelines are met.

A copy of the press release announcing the foregoing has been filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)     Exhibits. The following Exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.                                                Description

99.1                     Press Release, dated October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALENT, INC.
Date: October 31, 2016	By:	/s/ STEVEN L. FASMAN
	Name:	Steven L. Fasman
	Title:	Senior Vice President and General Counsel